SOFI TECHNOLOGIES, INC. REPORTS
THIRD QUARTER 2023 RESULTS
Record GAAP and Adjusted Net Revenue for Third Quarter 2023
GAAP Net Revenue of $537 Million Up 27%; $531 Million Adjusted Net Revenue Up 27% Year-over-Year
Record Adjusted EBITDA of $98 Million Up 121% Year-over-Year
GAAP EPS Loss of $0.29; EPS Loss Excluding the Impact of Goodwill Impairment of $0.03
New Member Adds of Over 717,000; Quarter-End Total Members Up 47% Year-over-Year to Over 6.9 Million
New Product Adds of Nearly 1,047,000; Quarter-End Total Products Up 45% Year-over-Year to Over 10.4 Million
Total Deposit Growth of $2.9 Billion, Up 23% During the Third Quarter to $15.7 Billion
$68 Million Growth in Tangible Book Value, $171 Million on a Trailing 12 Month Basis
Management Raises Full-Year 2023 Guidance
SAN FRANCISCO, Calif. – (BUSINESS WIRE) – October 30, 2023 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its third quarter ended September 30, 2023.
“We delivered another quarter of record financial results and generated our tenth consecutive quarter of record adjusted net revenue of $531 million. We saw record new member adds of 717,000 and accelerating growth of 47% for total ending members of over 6.9 million, along with record new product adds of over 1 million, also with accelerating growth of 45% to over 10 million total products. Record revenue at the company level was driven by record revenue across all three of our business segments, with 67% of adjusted net revenue growth coming from our non-Lending segments (Technology Platform and Financial Services segments). On a consolidated level, we saw sequential and year-over-year expansion in our net interest margin to 5.99% and record sequential deposit growth of $2.9 billion. We also generated record adjusted EBITDA of $98 million, representing a 48% incremental adjusted EBITDA margin and a 18% margin overall, with all three business segments profitable as the Financial Services segment posted positive contribution profit for the first time. Excluding the impact of a non-cash impairment of goodwill assets, we would have had a net loss of $19.5 million and an EPS loss of $0.03, which reinforces our confidence in achieving positive GAAP net income in the fourth quarter of 2023. Finally, we generated $68 million in tangible book value growth in the quarter and $171 million on a trailing 12-month basis,” said Anthony Noto, CEO of SoFi Technologies, Inc.
Consolidated Results Summary

	Three Months Ended September 30,		% Change
($ in thousands, except per share amounts)	2023	2022
Consolidated – GAAP
Total net revenue	$537,209	$423,985	27%
Net loss	(266,684)	(74,209)	259%
Net loss attributable to common stockholders – basic and diluted(1)	(276,873)	(84,398)	228%
Loss per share attributable to common stockholders – basic and diluted	(0.29)	(0.09)	222%

Consolidated – Non-GAAP
Adjusted net revenue(2)	$530,717	$419,256	27%
Adjusted EBITDA(2)	98,025	44,298	121%
Net loss, excluding impact of goodwill impairment(3)	(19,510)	(74,209)	(74)%
Net loss attributable to common stockholders, excluding impact of goodwill impairment - basic and diluted(1)(3)	(29,699)	(84,398)	(65)%
Loss per share attributable to common stockholders, excluding impact of goodwill impairment – basic and diluted(3)	(0.03)	(0.09)	(67)%
Tangible book value (as of period end)(4)	3,272,576	3,101,281	6%
___________________

(1)Adjusted for the contractual amount of dividends payable to holders of Series 1 redeemable preferred stock, which are participating interests.
(2)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For more information and reconciliations to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(3)Loss per share attributable to common stockholders, excluding impact of goodwill impairment is defined as net income (loss) attributable to common stockholders, adjusted to exclude goodwill impairment losses of $247.2 million for the three months ended September 30, 2023, divided by the weighted average common stock outstanding for the respective periods. The goodwill impairment adjustment had no impact on weighted average common stock outstanding, or income tax impacts.
(4)Defined as permanent equity, adjusted to exclude goodwill and intangible assets.
Noto continued: “Our record number of member and product additions, along with improving operating efficiency, reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy."
Noto concluded: “Total deposits grew by $2.9 billion, up 23% during the third quarter to $15.7 billion at quarter-end, and over 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) are from direct deposit members. For new direct deposit accounts opened in the third quarter, the median FICO score was 743. More than half of newly funded SoFi Money accounts are setting up direct deposit by day 30, and this has had a significant impact on debit spending, which exceeded $1 billion in quarterly debit transaction volume and was up 3.2x year-over-year, representing more than $5 billion of annualized debit transaction volume. We continue to see strong cross-buy trends from this attractive member base into Lending and other Financial Services products. With our launch in the first quarter of 2023 of enhanced FDIC insurance of up to $2 million, nearly 98% of our deposits were insured at quarter-end.
As a result of this growth in high quality deposits, we have benefited from a lower cost of funding for our loans. Our deposit funding also increases our flexibility to capture additional net interest margin (NIM) and optimize returns, a critical advantage in light of notable macroeconomic uncertainty. SoFi Bank, N.A. generated $84.8 million of GAAP net income at a 19% margin.”
Consolidated Results
Third quarter total GAAP net revenue increased 27% to $537.2 million from the prior-year period's $424.0 million. Third quarter adjusted net revenue of $530.7 million was up 27% from the same prior-year period's $419.3 million. Third quarter record adjusted EBITDA of $98.0 million increased 121% from the same prior year period's $44.3 million.
SoFi hit a number of key financial inflection points in the quarter, including positive contribution profit in the Financial Services segment of $3.3 million, versus a $4.3 million loss in the second quarter of 2023 and $52.6 million loss in the third quarter of 2022. Notably, of the $111.5 million of incremental adjusted net revenue, over $74.4 million, or 67%, came from the non-Lending segments (Technology Platform and Financial Services segments). Additionally, adjusted EBITDA of $98.0 million exceeded share-based compensation expense of $62.0 million for the third consecutive quarter. These points reinforce the company’s confidence in achieving GAAP profitability for the company for the fourth quarter of 2023. SoFi recorded a GAAP net loss of $266.7 million for the third quarter of 2023, an increase from the prior-year period's net loss of $74.2 million.
Net interest income of $345.0 million was up 119% from the prior-year period and up 18% sequentially. Net interest margin of 5.99% was a record for the company, up from 5.74% last quarter and 5.86% in the prior-year quarter. Excluding the impact of a non-cash impairment of goodwill assets, we would have had a net loss of $19.5 million.
The average rate on interest-earning assets increased by 53 basis points sequentially and 244 basis points versus the prior-year period, as the company continued to successfully increase the weighted average coupon in its personal loans and student loans, while the average rate on interest-bearing liabilities increased just 18 basis points sequentially and 230 basis points year-over-year. The funding of loans continued to shift toward deposits. In the quarter, the average rate on deposits was 219 basis points lower than that of warehouse facilities.

Member and Product Growth
SoFi achieved strong year-over-year growth in both members and products in the third quarter of 2023. Record new member additions of over 717,000 brought total members to over 6.9 million by quarter-end, up over 2.2 million, or 47%, from the end of 2022's third quarter.
Record product additions of nearly 1,047,000 in the third quarter brought total products to over 10.4 million at quarter-end, up 45% from 7.2 million at the same prior year quarter-end.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)(2)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 6 in the “Financial Tables” herein.
(1)The company includes SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.
(2)In 2023, Technology Platform total accounts reflects the previously disclosed migration by one of our clients of the majority of its processing volumes to a pure processor. These accounts remained open for administrative purposes through the end of 2022, and were included in our total accounts in such period.
In the Financial Services segment, total products increased by 50% year-over-year, to 8.9 million from 5.9 million in the third quarter of 2022. SoFi Money (inclusive of Checking and Savings and cash management accounts) grew 53% year-over-year to 3.1 million products, SoFi Invest grew 19% year-over-year to 2.5 million products, and SoFi Relay grew 85% year-over-year to 3.0 million products.
Lending products increased 24% year-over-year to 1.6 million products, driven primarily by continued growth in personal loan products as well as accelerating growth in student loan products.
Technology Platform enabled accounts increased by 10% year-over-year to 136.7 million.

Lending Segment Results
Lending segment GAAP and adjusted net revenues were $349.0 million and $342.5 million, respectively, for the third quarter of 2023, up 16% and 15%, respectively, compared to the third quarter of 2022. Higher loan balances and net interest margin expansion drove strong growth in net interest income, which significantly exceeded directly attributable expenses of $138.5 million.
Lending segment third quarter contribution profit of $204.0 million increased 13% from $180.6 million in the same prior-year period. Contribution margin using Lending adjusted net revenue remained healthy at 60% in the third quarter of 2023, versus 61% in the same prior-year period. These advances reflect SoFi’s ability to capitalize on continued strong demand for its lending products.

Lending – Segment Results of Operations
	Three Months Ended September 30,
($ in thousands)	2023	2022	% Change
Net interest income	$265,215	$139,516	90%
Noninterest income	83,758	162,178	(48)%
Total net revenue – Lending	348,973	301,694	16%
Servicing rights – change in valuation inputs or assumptions	(7,420)	(6,182)	20%
Residual interests classified as debt – change in valuation inputs or assumptions	928	1,453	(36)%
Directly attributable expenses	(138,525)	(116,403)	19%
Contribution Profit	$203,956	$180,562	13%

Adjusted net revenue – Lending(1)	$342,481	$296,965	15%
___________________
(1)Adjusted net revenue – Lending represents a non-GAAP financial measure. For more information and a reconciliation to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Lending – Loans Held for Sale
	Personal Loans	Student Loans	Home Loans	Total
September 30, 2023
Unpaid principal	$14,177,004	$5,929,047	$110,320	$20,216,371
Accumulated interest	105,156	26,497	163	131,816
Cumulative fair value adjustments(1)	568,836	86,000	(9,187)	645,649
Total fair value of loans(2)	$14,850,996	$6,041,544	$101,296	$20,993,836
June 30, 2023
Unpaid principal	$12,171,935	$5,262,975	$87,928	$17,522,838
Accumulated interest	82,868	21,164	150	104,182
Cumulative fair value adjustments(1)	496,360	99,782	(9,495)	586,647
Total fair value of loans(2)	$12,751,163	$5,383,921	$78,583	$18,213,667
___________________
(1) During the three months ended September 30, 2023, the cumulative fair value adjustments for personal loans were primarily impacted by higher origination volume and higher coupon rates, partially offset by lower fair value marks driven primarily by higher prepayment rate assumption and a higher discount rate. The cumulative fair value adjustments for student loans were primarily impacted by a higher discount rate, which resulted in lower fair value marks, partially offset by higher origination volume and increases in coupon rates.
(2) Each component of the fair value of loans is impacted by charge-offs during the period. Our fair value assumption for annual default rate incorporates fair value markdowns on loans beginning when they are 10 days or more delinquent, with additional markdowns at 30, 60 and 90 days past due.

The following table summarizes the significant inputs to the fair value model for personal and student loans:

	Personal Loans		Student Loans
	September 30, 2023	June 30, 2023	September 30, 2023	June 30, 2023
Weighted average coupon rate(1)	13.8%	13.6%	5.3%	5.0%
Weighted average annual default rate	4.6	4.6	0.5	0.5
Weighted average conditional prepayment rate	20.3	19.0	10.5	10.6
Weighted average discount rate	6.6	6.1	4.8	4.4
___________________
(1)Represents the average coupon rate on loans held on balance sheet, weighted by unpaid principal balance outstanding at the balance sheet date.
Third quarter Lending segment total origination volume increased 48% year-over-year, as a result of continued strong demand for personal loans and notable sequential growth in student loan originations.
Record personal loan originations of $3.9 billion in the third quarter of 2023 were up $1.1 billion, or 38%, year-over-year, and rose 4% sequentially. Third quarter student loan volume of over $919 million was up $462 million, or 101%, year-over-year, and rose 133% sequentially as borrowers prepared to resume student loan payments in October. Third quarter home loan volume of $356 million was up 64% year-over-year, as we began to benefit from the integration of Wyndham Capital Mortgage with improved fulfillment capacity from our acquisition at the beginning of the second quarter.

Lending – Originations and Average Balances
	Three Months Ended September 30,		% Change
	2023	2022
Origination volume ($ in thousands, during period)
Personal loans	$3,885,967	$2,809,759	38%
Student loans	919,330	457,184	101%
Home loans	355,698	216,246	64%
Total	$5,160,995	$3,483,189	48%

Average loan balance ($, as of period end)(1)
Personal loans	$24,221	$24,772	(2)%
Student loans	44,828	47,152	(5)%
Home loans	285,773	286,855	—%
_________________
(1)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on the balance sheet and transferred loans with which SoFi has a continuing involvement through its servicing agreements.

Lending – Products	September 30,
	2023	2022	% Change
Personal loans	1,057,995	783,645	35%
Student loans	507,567	471,141	8%
Home loans	28,344	25,707	10%
Total lending products	1,593,906	1,280,493	24%
Technology Platform Segment Results
Technology Platform segment record net revenue of $89.9 million for the third quarter of 2023 increased 6% year-over-year and 3% sequentially. Record contribution profit of $32.2 million increased 65% year-over-year, for a margin of 36%, primarily as a result of a 12% year-over-year reduction in directly attributable expenses.

We are seeing continued diversification of our client base and revenue growth, along with strong adoption of new product offerings, including Konecta, our natural language AI driven intelligent digital assistant, and our Payments Risk Platform (PRP), a platform which leverages transactional data to reduce transaction fraud.

Technology Platform – Segment Results of Operations
	Three Months Ended September 30,
($ in thousands)	2023	2022	% Change
Net interest income	$573	$—	n/m
Noninterest income	89,350	84,777	5%
Total net revenue – Technology Platform	89,923	84,777	6%
Directly attributable expenses	(57,732)	(65,241)	(12)%
Contribution Profit	$32,191	$19,536	65%
Technology Platform total enabled client accounts increased 10% year-over-year, to 136.7 million from 124.3 million. The company has made great progress on our strategy to sign larger, more durable clients. Additionally, there is a robust pipeline of ongoing discussions with potential partners with large existing customer bases across both the U.S. and Latin America spanning both the financial services and non-financial services segments.

Technology Platform	September 30,
	2023	2022	% Change
Total accounts	136,739,131	124,332,810	10%
Financial Services Segment Results
Financial Services segment record net revenue increased 142% in the third quarter of 2023 to $118.2 million from the prior year period's total of $49.0 million, helped by 43% growth in segment interchange revenue and 231% growth in net interest income. Notably, the company exceeded $1.2 billion in point of sale debit transaction volume in the quarter, representing an annualized $5 billion run-rate. Strength in the segment results was driven by SoFi Money along with contributions from SoFi Invest and SoFi Credit Card.
For the first time, the Financial Services segment posted a positive contribution profit of $3.3 million, reflecting a $55.9 million improvement over the prior-year quarter's $52.6 million loss. This came as a result of continued improvement in monetization for the segment, along with increasing operating leverage as we efficiently scale the business. Monetization progress is underscored by annualized revenue per product of $53, which grew 61% year-over-year and 8% sequentially. Operating leverage is evident, as the segment generated $69.3 million in incremental revenue, with only $13.4 million of incremental directly attributable expenses versus the year-ago period.

Financial Services – Segment Results of Operations
	Three Months Ended September 30,
($ in thousands)	2023	2022	% Change
Net interest income	$93,101	$28,158	231%
Noninterest income	25,146	20,795	21%
Total net revenue – Financial Services	118,247	48,953	142%
Directly attributable expenses	(114,987)	(101,576)	13%
Contribution profit (loss)	$3,260	$(52,623)	n/m
By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by 2.9 million, or 50%, year-over-year in the third quarter of 2023, bringing the total to 8.9 million at quarter-end. In the third quarter of 2023, SoFi Money products increased by a record of nearly 371,000, Relay products increased by a record of over 405,000, and SoFi Invest products increased by over 149,000.

Most notably, our Checking and Savings offering has an APY of up to 4.60% as of October 30, 2023, no minimum balance requirement nor balance limits, FDIC insurance of up to $2 million, a host of free features and a unique rewards program. Total deposits grew 23% sequentially to $15.7 billion at quarter-end, and over 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) are from direct deposit members. More than half of newly funded SoFi Money accounts were setting up direct deposit by day 30 in the third quarter of 2023.

Financial Services – Products	September 30,
	2023	2022	% Change
Money(1)	3,063,778	2,002,791	53%
Invest	2,465,072	2,067,621	19%
Credit Card	235,791	153,978	53%
Referred loans(2)	51,301	36,538	40%
Relay	2,958,497	1,600,102	85%
At Work	79,461	57,775	38%
Total financial services products	8,853,900	5,918,805	50%
___________________
(1)Includes SoFi Checking and Savings accounts held at SoFi Bank, and cash management accounts.
(2)Limited to loans wherein we provide third party fulfillment services.
Guidance and Outlook
For the full year 2023, management expects adjusted net revenue of $2.045 to $2.065 billion, up from its prior guidance of $1.974 to $2.034 billion, and full-year adjusted EBITDA of $386 to $396 million, up from its prior guidance of $333 to $343 million, representing a 48% incremental adjusted EBITDA margin and a range of 18.9% to 19.2% adjusted EBITDA margin. As the company moves toward expected GAAP net income profitability in the fourth quarter, management expects depreciation and amortization and share-based compensation expenses to increase in the mid-to-high single digit percentage range in the fourth quarter relative to third quarter results.
Management will further address full-year 2023 guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures of total net revenue, net income and gross margin. This is because the company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for the full year 2023 adjusted net revenue and adjusted EBITDA, our expectations regarding the profitability of our three business segments and GAAP profitability of our company in the fourth quarter of 2023, our expectations regarding our ability to continue to grow our business, improve our financials and increase our member, product and total accounts count, our ability to navigate the macroeconomic environment and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “achieve”, “continue”, “expect”, “growth”, “may”, “plan”, “strategy”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and uncertainties related to macroeconomic factors such as fluctuating inflation and interest rates; (ii) our ability to achieve profitability, operating efficiencies and continued growth across our three businesses in the future, as well as our ability to achieve GAAP net income profitability in the fourth quarter of 2023 and expected GAAP net income margins; (iii) the impact on our business of the regulatory environment and complexities with compliance related to such environment; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to respond and adapt to changing market and economic conditions, including recessionary pressures, inflationary pressures, interest rates, and volatility from global events; (vi) our ability to continue to drive brand awareness and realize the benefits or our integrated multi-media marketing and advertising campaigns; (vii) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (viii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (ix) our ability to access sources of capital on acceptable terms or at all, including debt financing and other sources of capital to finance operations and growth; (x) the success of our continued investments in our Financial Services segment and in our business generally; (xi) the success of our marketing efforts and our ability to expand our member base and increase our product adds; (xii) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvii) our ability to maintain the security and reliability of our products; and (xviii) the outcome of any legal or governmental proceedings that may be instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission, including our annual report on Form 10-K, under the Exchange Act.
These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about our adjusted net revenue and adjusted EBITDA, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). We use adjusted net revenue and adjusted EBITDA to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that adjusted net revenue and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. These non-GAAP measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as total net revenue and net income (loss). Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
Forward-looking non-GAAP financial measures are presented without reconciliations of such forward-looking non-GAAP measures because the GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on historical experience, could be material.
About SoFi
SoFi (NASDAQ: SOFI) is a member-centric, one-stop shop for digital financial services on a mission to help people achieve financial independence to realize their ambitions. The company’s full suite of financial products and services helps its over 6.9 million SoFi members borrow, save, spend, invest, and protect their money better by giving them fast access to the tools they need to get their money right, all in one app. SoFi also equips members with the resources they need to get ahead – like career advisors, Credentialed Financial Planners (CFP®), exclusive experiences and events, and a thriving community – on their path to financial independence.
SoFi innovates across three business segments: Lending, Financial Services – which includes SoFi Checking and Savings, SoFi Invest, SoFi Credit Card, SoFi Protect, and SoFi Insights – and Technology Platform, which offers the only end-to-end vertically integrated financial technology stack. SoFi Bank, N.A., an affiliate of SoFi, is a nationally chartered bank, regulated by the OCC and FDIC and SoFi is a bank holding company regulated by the Federal Reserve. The company is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit https://www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (Twitter and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Contact

Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

SOFI-F

FINANCIAL TABLES
1.    Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
2.    Reconciliation of GAAP to Non-GAAP Financial Measures
3.    Condensed Consolidated Balance Sheets (Unaudited)
4.    Average Balances and Net Interest Earnings Analysis (Unaudited)
5.    Condensed Consolidated Cash Flow Data (Unaudited)
6.    Company Metrics
7.    Segment Financials (Unaudited)

Table 1

SoFi Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In Thousands, Except for Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Interest income
Loans	$537,947	$191,525	$1,337,476	$451,247
Securitizations	1,980	2,633	7,693	7,958
Other	24,343	3,881	60,661	6,758
Total interest income	564,270	198,039	1,405,830	465,963
Interest expense
Securitizations and warehouses	63,847	20,653	181,231	59,158
Deposits	145,563	14,149	325,208	19,123
Corporate borrowings	9,784	5,270	26,951	11,369
Other	113	117	341	801
Total interest expense	219,307	40,189	533,731	90,451
Net interest income	344,963	157,850	872,099	375,512
Noninterest income
Loan origination and sales	81,683	163,697	311,258	465,815
Securitizations	(6,298)	(8,772)	(22,375)	(31,790)
Servicing	8,009	7,296	29,803	30,003
Technology products and solutions	81,856	82,035	236,946	223,562
Other	26,996	21,879	79,654	53,754
Total noninterest income	192,246	266,135	635,286	741,344
Total net revenue	537,209	423,985	1,507,385	1,116,856
Noninterest expense
Technology and product development	125,698	110,702	369,602	291,976
Sales and marketing	186,719	162,129	544,695	444,121
Cost of operations	98,258	83,083	276,051	232,611
General and administrative	124,457	126,199	379,326	388,533
Goodwill impairment	247,174	—	247,174	—
Provision for credit losses	21,831	16,323	42,853	39,387
Total noninterest expense	804,137	498,436	1,859,701	1,396,628
Loss before income taxes	(266,928)	(74,451)	(352,316)	(279,772)
Income tax benefit (expense)	244	242	3,661	(629)
Net loss	$(266,684)	$(74,209)	$(348,655)	$(280,401)

Loss per share
Loss per share – basic	$(0.29)	$(0.09)	$(0.40)	$(0.35)
Loss per share – diluted	$(0.29)	$(0.09)	$(0.40)	$(0.35)
Weighted average common stock outstanding – basic	951,183,107	916,762,973	939,070,185	893,455,206
Weighted average common stock outstanding – diluted	951,183,107	916,762,973	939,070,185	893,455,206

Table 2
Non-GAAP Financial Measures
Reconciliation of Adjusted Net Revenue
Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment. For our consolidated results and for the Lending segment, we reconcile adjusted net revenue to total net revenue, the most directly comparable GAAP measure, as presented for the periods indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2023	2022	2023	2022
Total net revenue	$537,209	$423,985	$1,507,385	$1,116,856
Servicing rights – change in valuation inputs or assumptions(1)	(7,420)	(6,182)	(28,105)	(26,860)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	928	1,453	415	7,078
Adjusted net revenue	$530,717	$419,256	$1,479,695	$1,097,074

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2023	2022	2023	2022
Total net revenue – Lending	$348,973	$301,694	$1,017,495	$811,800
Servicing rights – change in valuation inputs or assumptions(1)	(7,420)	(6,182)	(28,105)	(26,860)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	928	1,453	415	7,078
Adjusted net revenue – Lending	$342,481	$296,965	$989,805	$792,018
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations. As such, these positive and negative changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations.

Reconciliation of Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are not direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) impairment expense (inclusive of goodwill impairment and property, equipment and software abandonments), (vi) transaction-related expenses, (vii) fair value changes in warrant liabilities, (viii) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, and (ix) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance. We reconcile adjusted EBITDA to net loss, the most directly comparable GAAP measure, for the periods indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2023	2022	2023	2022
Net loss	$(266,684)	$(74,209)	$(348,655)	$(280,401)
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	9,784	5,270	26,951	11,369
Income tax (benefit) expense(2)	(244)	(242)	(3,661)	629
Depreciation and amortization(3)	52,516	40,253	147,967	109,007
Share-based expense	62,005	77,855	202,109	235,018
Restructuring charges(4)	—	—	4,953	—
Impairment expense(5)	247,174	—	248,417	—
Transaction-related expense(6)	(34)	100	142	17,446
Servicing rights – change in valuation inputs or assumptions(7)	(7,420)	(6,182)	(28,105)	(26,860)
Residual interests classified as debt – change in valuation inputs or assumptions(8)	928	1,453	415	7,078
Total adjustments	364,709	118,507	599,188	353,687
Adjusted EBITDA	$98,025	$44,298	$250,533	$73,286
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility and the amortization of debt discount and debt issuance costs on our convertible notes. Revolving credit facility interest expense in the 2023 periods increased due to higher interest rates relative to the prior year periods on identical outstanding debt.
(2)Income taxes were primarily attributable to tax expense associated with the profitability of SoFi Bank in state jurisdictions where separate filings are required. For the three and nine month 2023 periods, this expense was more than offset by income tax benefits from foreign losses in jurisdictions with net deferred tax liabilities related to Technisys.
(3)Depreciation and amortization expense for the 2023 periods increased compared to the 2022 periods primarily in connection with acquisitions and growth in our internally-developed software balance.
(4)Restructuring charges in the nine-month 2023 period primarily included employee-related wages, benefits and severance associated with a small reduction in headcount in our Technology Platform segment in the first quarter of 2023, which do not reflect expected future operating expenses and are not indicative of our core operating performance.
(5)Impairment expense includes $247,174 related to goodwill impairment in the three and nine month 2023 periods, and $1,243 related to a sublease arrangement in the nine month 2023 period, which are not indicative of our core operating performance.
(6)Transaction-related expenses in the 2023 and 2022 periods included financial advisory and professional services costs associated with our acquisitions of Wyndham and Technisys, respectively.
(7)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.
(8)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.

Table 3
SoFi Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except for Share Data)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$2,813,876	$1,421,907
Restricted cash and restricted cash equivalents	483,141	424,395
Investment securities (includes available-for-sale securities of $486,091 and $195,438 at fair value with associated amortized cost of $486,999 and $203,418, as of September 30, 2023 and December 31, 2022, respectively)	579,738	396,769
Loans held for sale, at fair value	20,993,836	13,557,074
Loans held for investment (less allowance for credit losses on loans at amortized cost of $51,923 and $40,788, as of September 30, 2023 and December 31, 2022, respectively)	361,248	307,957
Servicing rights	142,654	149,854
Property, equipment and software	201,931	170,104
Goodwill	1,393,505	1,622,991
Intangible assets	387,307	442,155
Operating lease right-of-use assets	93,379	97,135
Other assets (less allowance for credit losses of $1,581 and $2,785, as of September 30, 2023 and December 31, 2022, respectively)	526,538	417,334
Total assets	$27,977,153	$19,007,675
Liabilities, temporary equity and permanent equity
Liabilities:
Deposits:
Interest-bearing deposits	$15,607,349	$7,265,792
Noninterest-bearing deposits	64,624	76,504
Total deposits	15,671,973	7,342,296
Accounts payable, accruals and other liabilities	566,477	516,215
Operating lease liabilities	113,361	117,758
Debt	6,241,386	5,485,882
Residual interests classified as debt	10,194	17,048
Total liabilities	22,603,391	13,479,199
Commitments, guarantees, concentrations and contingencies
Temporary equity:
Redeemable preferred stock, $0.00 par value: 100,000,000 and 100,000,000 shares authorized; 3,234,000 and 3,234,000 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	320,374	320,374
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 957,860,430 and 933,896,120 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	95	93
Additional paid-in capital	6,904,869	6,719,826
Accumulated other comprehensive income (loss)	600	(8,296)
Accumulated deficit	(1,852,176)	(1,503,521)
Total permanent equity	5,053,388	5,208,102
Total liabilities, temporary equity and permanent equity	$27,977,153	$19,007,675

Table 4
SoFi Technologies, Inc.
Average Balances and Net Interest Earnings Analysis
(Unaudited)

	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$2,342,361	$24,485	4.15%	$1,067,810	$2,529	0.95%
Investment securities	517,786	1,838	1.41	504,365	3,097	2.46
Loans	19,996,570	537,947	10.67	9,150,847	191,525	8.37
Total interest-earning assets	22,856,717	564,270	9.79	10,723,022	197,151	7.35
Total noninterest-earning assets	3,116,217			3,019,934
Total assets	$25,972,934			$13,742,956
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$2,355,243	$12,837	2.16%	$1,982,603	$7,769	1.57%
Savings deposits	9,416,236	104,375	4.40	1,453,458	6,114	1.68
Time deposits	2,244,196	28,351	5.01	354,211	266	0.30
Total interest-bearing deposits	14,015,675	145,563	4.12	3,790,272	14,149	1.49
Warehouse facilities	3,223,333	51,257	6.31	1,523,903	12,539	3.29
Securitization debt	724,063	9,374	5.14	487,142	4,492	3.69
Other debt	1,644,295	13,113	3.16	1,647,221	7,988	1.94
Total debt	5,591,691	73,744	5.23	3,658,266	25,019	2.74
Residual interests classified as debt	10,744	—	—	48,894	904	7.40
Total interest-bearing liabilities	19,618,110	219,307	4.44	7,497,432	40,072	2.14
Total noninterest-bearing liabilities	783,925			735,086
Total liabilities	20,402,035			8,232,518
Total temporary equity	320,374			320,374
Total permanent equity	5,250,525			5,190,064
Total liabilities, temporary equity and permanent equity	$25,972,934			$13,742,956

Net interest income		$344,963			$157,079
Net interest margin			5.99%			5.86%

Table 5
SoFi Technologies, Inc.
Condensed Consolidated Cash Flow Data
(Unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2023	2022
Net cash used in operating activities	$(6,979,198)	$(4,837,023)
Net cash used in investing activities	(476,335)	(54,926)
Net cash provided by financing activities	8,906,046	5,384,714
Effect of exchange rates on cash and cash equivalents	202	231
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	$1,450,715	$492,996
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,846,302	768,437
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$3,297,017	$1,261,433

Table 6
Company Metrics

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Members	6,957,187	6,240,091	5,655,711	5,222,533	4,742,673	4,318,705	3,868,334	3,460,298	2,937,379
Total Products	10,447,806	9,401,025	8,554,363	7,894,636	7,199,298	6,564,174	5,862,137	5,173,197	4,267,665
Total Products — Lending segment	1,593,906	1,503,892	1,416,122	1,340,597	1,280,493	1,202,027	1,138,566	1,078,952	1,030,882
Total Products — Financial Services segment	8,853,900	7,897,133	7,138,241	6,554,039	5,918,805	5,362,147	4,723,571	4,094,245	3,236,783
Total Accounts — Technology Platform segment(1)	136,739,131	129,356,203	126,326,916	130,704,351	124,332,810	116,570,038	109,687,014	99,660,657	88,811,022
___________________
(1)Beginning in the fourth quarter of 2021, the company included SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue. Quarterly amounts for the earlier quarters in 2021 were determined to be immaterial, and as such were not recast.

Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have continuous access to our certified financial planners, our career advice services, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they violate our terms of service. We adjust our total number of members in the event a member is removed in accordance with our terms of service. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, our grounds for removing members from our total member count could change. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count in the period in which such evaluation process concludes. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count may not yet reflect adjustments that may be made once ongoing evaluation processes, if any, conclude.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products.
In our Financial Services segment, total products refers to the number of SoFi Money accounts (inclusive of checking and savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Checking and savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of three products: active investing accounts, robo-advisory accounts and digital assets accounts. Our members can select any one or combination of the three types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. Beginning in the fourth quarter of 2021, we included intercompany accounts on the Galileo platform-as-a-service in our total accounts metric to better align with the Technology Platform segment revenue, which includes intercompany revenue. We recast the accounts in the fourth quarter of 2021, but did not recast the accounts for the earlier quarters in 2021, as the impact was determined to be immaterial. Total accounts is a primary indicator of the accounts dependent upon our technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for the Technisys products and solutions, as the revenue model is not primarily dependent upon being a fully integrated, stand-ready service.

Table 7
Segment Financials
(Unaudited)

	Quarter Ended
($ in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Lending
Net interest income	$265,215	$231,885	$201,047	$183,607	$139,516	$114,003	$94,354	$77,246	$72,257
Total noninterest income	83,758	99,556	136,034	144,584	162,178	143,114	158,635	136,518	138,034
Total net revenue	348,973	331,441	337,081	328,191	301,694	257,117	252,989	213,764	210,291
Adjusted net revenue(1)	342,481	322,238	325,086	314,930	296,965	250,681	244,372	208,032	215,475
Contribution profit	203,956	183,309	209,898	208,799	180,562	141,991	132,651	105,065	117,668
Technology Platform
Net interest income (expense)	$573	$—	$—	$—	$—	$—	$—	$—	$39
Total noninterest income	89,350	87,623	77,887	85,652	84,777	83,899	60,805	53,299	50,186
Total net revenue(2)	89,923	87,623	77,887	85,652	84,777	83,899	60,805	53,299	50,225
Contribution profit	32,191	17,154	14,857	16,881	19,536	21,841	18,255	20,008	15,741
Financial Services
Net interest income	$93,101	$74,637	$58,037	$45,609	$28,158	$12,925	$5,882	$1,785	$1,209
Total noninterest income	25,146	23,415	23,064	19,208	20,795	17,438	17,661	20,171	11,411
Total net revenue	118,247	98,052	81,101	64,817	48,953	30,363	23,543	21,956	12,620
Contribution profit (loss)(2)	3,260	(4,347)	(24,235)	(43,588)	(52,623)	(53,700)	(49,515)	(35,189)	(39,465)
Corporate/Other
Net interest expense	$(13,926)	$(15,396)	$(23,074)	$(20,632)	$(9,824)	$(4,199)	$(5,303)	$(2,454)	$(1,130)
Total noninterest income (loss)	(6,008)	(3,702)	(837)	(1,349)	(1,615)	(4,653)	(1,690)	(957)	—
Total net revenue (loss)(2)	(19,934)	(19,098)	(23,911)	(21,981)	(11,439)	(8,852)	(6,993)	(3,411)	(1,130)
Consolidated
Net interest income	$344,963	$291,126	$236,010	$208,584	$157,850	$122,729	$94,933	$76,577	$72,375
Total noninterest income	192,246	206,892	236,148	248,095	266,135	239,798	235,411	209,031	199,631
Total net revenue	537,209	498,018	472,158	456,679	423,985	362,527	330,344	285,608	272,006
Adjusted net revenue(1)	530,717	488,815	460,163	443,418	419,256	356,091	321,727	279,876	277,190
Net loss	(266,684)	(47,549)	(34,422)	(40,006)	(74,209)	(95,835)	(110,357)	(111,012)	(30,047)
Adjusted EBITDA(1)	98,025	76,819	75,689	70,060	44,298	20,304	8,684	4,593	10,256
Total permanent equity	5,053,388	5,257,661	5,234,072	5,208,102	5,181,003	5,186,180	5,210,299	4,377,329	4,248,529
Tangible book value (as of period end)(3)	3,272,576	3,204,883	3,191,201	3,142,956	3,101,281	3,079,681	3,089,079	3,194,223	3,048,811
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. The equal and offsetting intercompany expenses are reflected within all three segments’ directly attributable expenses, as well as within expenses not allocated to segments. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated loss before income taxes. For the year ended December 31, 2021, all intercompany amounts were reflected in the fourth quarter, as inter-quarter amounts were determined to be immaterial.
(3)Defined as permanent equity, adjusted to exclude goodwill and intangible assets.